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AEDR FUELS, L.L.C.
Balance Sheet
At September 30, 1999
(expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)
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ASSETS
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

Current assets                    $ 0.1
Fixed assets, net                    0.2
Other assets                    0.1
                                   -----
          Total assets                    $ 0.4
                                   =====

LIABILITIES AND MEMBERS' EQUITY
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Long-term liabilities                         $ 0.8
Retained earnings                         (0.4)
                                             -----
          Total liabilities and members' equity                    $ 0.4
                                             =====
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